Exhibit 10.2
THE SECURITIES REPRESENTED HEREBY (THE “WARRANTS”) WERE ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE WARRANTS MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS THEREOF.

[Dealer Name]
[Dealer Address]

August [__], 2026

To: Dynatrace, Inc.
280 Congress Street, 11th Floor
Boston MA 02210

Re:    [Base]1[Additional]2 Warrants

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Warrants issued by Dynatrace, Inc. (“Company”) to [Dealer] (“Dealer”) as of the Trade Date specified below (the “Transaction”). This letter agreement constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. Each party further agrees that this Confirmation together with the Agreement evidence a complete binding agreement between Company and Dealer as to the subject matter and terms of the Transaction to which this Confirmation relates, and shall supersede all prior or contemporaneous written or oral communications with respect thereto.
The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern.
Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.
1.This Confirmation evidences a complete and binding agreement between Dealer and Company as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the ISDA 2002 Master Agreement as if Dealer and Company had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of U.S. Dollars (“USD”) as the Termination Currency, and (ii) (a) the election that the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Company with a “Threshold Amount” of USD 150,000,000, (b) the phrase “or becoming capable at such time of being declared” shall be deleted from clause (1) of such Section 5(a)(vi), and (c) the following language shall be added to the end thereof: “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”). In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction to which this Confirmation relates. For the avoidance of doubt, except to the extent of an express conflict, the application of any provision of this Confirmation, the Agreement or the Equity Definitions shall not be construed to exclude or limit the application of any other provision of this Confirmation, the Agreement or the Equity Definitions. The Transaction hereunder shall
1 Insert for the Base Warrant Confirmation.
2 Insert for the Additional Warrant Confirmation.

be the sole Transaction under the Agreement. If there exists any ISDA Master Agreement between Dealer and Company or any confirmation or other agreement between Dealer and Company pursuant to which an ISDA Master Agreement is deemed to exist between Dealer and Company, then notwithstanding anything to the contrary in such ISDA Master Agreement, such confirmation or agreement or any other agreement to which Dealer and Company are parties, the Transaction shall not be considered a Transaction under, or otherwise governed by, such existing or deemed ISDA Master Agreement. The word “will” shall be construed to have the same meaning and effect as the word “shall.”
2.The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms.
Trade Date:	August [___], 2026
Effective Date:	The second Exchange Business Day immediately prior to the Premium Payment Date
Warrants:	Equity call warrants, each with the terms set forth herein. For the purposes of the Equity Definitions, each reference to a Warrant herein shall be deemed to be a reference to a Call Option.
Warrant Style:	European
Seller:	Company
Buyer:	Dealer
Shares:	The common stock of Company, par value USD 0.001 per share (Exchange symbol “DT”).
Number of Warrants:	[__________]. For the avoidance of doubt, the Number of Warrants shall be reduced by any Warrants exercised or deemed exercised hereunder. In no event will the Number of Warrants be less than zero.[3]
Warrant Entitlement:	One Share per Warrant
Strike Price:	USD 107.12

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD [__], except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Company’s capitalization.[4]

Premium:	USD [______]
3 This is equal to (i) the number of Exchangeable Notes initially issued on the closing date for the Exchangeable Notes (or, for the Additional Warrant Confirmation, the number of additional Exchangeable Notes), multiplied by (ii) the initial Exchange Rate, multiplied by (iii) the applicable percentage for Dealer.
4 Insert the lower of (1) the closing price on the NYSE on the Trade Date or (2) the average of the closing prices for the trailing 5 trading days on the NYSE as of (and including) the Trade Date.

Premium Payment Date:	August [__], 2026
Exchange:	New York Stock Exchange
Related Exchange(s):	All Exchanges; provided that Section 1.26 of the Equity Definitions shall be amended to add the words “United States” before the word “exchange” in the tenth line of such Section.
Procedures for Exercise.
Expiration Time:	The Valuation Time
Expiration Dates:
Each “Expiration Date” set forth in Annex A hereto shall be an Expiration Date for a number of Warrants equal to the Daily Number of Warrants for such Expiration Date; provided that, notwithstanding anything to the contrary in the Equity Definitions, if any such date is a Disrupted Day in whole or in part, the Calculation Agent shall (i) make reasonable adjustments in good faith an in a commercially reasonable manner, if applicable, to the Daily Number of Warrants or shall reduce such Daily Number of Warrants to zero for which such date shall be an Expiration Date and shall designate a Scheduled Trading Day or a number of Scheduled Trading Days following the last scheduled Expiration Date as the Expiration Date(s) for the remaining Daily Number of Warrants or a portion thereof for the originally scheduled Expiration Date and (ii) if the Daily Number of Warrants for such Disrupted Day is not reduced to zero pursuant to the foregoing clause (i), determine the Settlement Price for such Disrupted Day based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day; and provided further that if such Expiration Date has not occurred pursuant to this clause as of the eighth Scheduled Trading Day following the last scheduled Expiration Date under the Transaction, the Calculation Agent shall have the right to declare such Scheduled Trading Day to be the final Expiration Date and, notwithstanding anything to the contrary in this Confirmation or the Equity Definitions, the Settlement Price for such Expiration Date shall be the prevailing market value per Share as determined by the Calculation Agent in good faith and in a commercially reasonable manner.

First Expiration Date:	December 1, 2031 (or if such day is not a Scheduled Trading Day, the next following Scheduled Trading Day), subject to Market Disruption Event below.
Daily Number of Warrants:	For any Expiration Date, the “Daily Number of Warrants” set forth opposite such Expiration Date in Annex A hereto, subject to adjustment pursuant to the provisos to “Expiration Dates”.
Automatic Exercise:
Applicable; and means that for each Expiration Date, a number of Warrants equal to the Daily Number of Warrants for such Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date, unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Market Disruption Event:
Section 6.3(a) of the Equity Definitions is hereby amended by (A) deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption; in each case, that the Calculation Agent determines is material.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the words “Scheduled Closing Time” in the fourth line thereof.
Regulatory Disruption:
Any event that Dealer, in its good faith and reasonable discretion, based on the advice of counsel, determines makes it necessary or appropriate, with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures, for Dealer to refrain from or decrease any market activity in connection with the Transaction in order to maintain or establish a commercially reasonable hedge position.

Valuation Terms.
Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in good faith and in a commercially reasonable manner.
Valuation Date:	Each Exercise Date.
Settlement Terms.
Settlement Method Election:

Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) Company may elect Cash Settlement only if Company represents and warrants to Dealer in writing on the date of such election that (A) Company is not in possession of any material non-public information with respect to Company or the Shares, (B) Company is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws and (C) the assets of Company at their fair valuation exceed the liabilities of Company (including contingent liabilities), the capital of Company is adequate to conduct the business of Company, and Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature; and (iii) the same election of settlement method shall apply to all Expiration Dates hereunder.

Electing Party:	Company
Settlement Method Election Date:	The second Scheduled Trading Day immediately preceding the scheduled First Expiration Date.
Default Settlement Method:	Net Share Settlement

Net Share Settlement:
If Net Share Settlement is applicable, then on the relevant Settlement Date, Company shall deliver to Dealer a number of Shares equal to the Share Delivery Quantity for such Settlement Date to the account specified herein free of payment through the Clearance System, and Dealer shall be treated as the holder of record of such Shares at the time of delivery of such Shares or, if earlier, at 5:00 p.m. (New York City time) on such Settlement Date, and Company shall pay to Dealer cash in lieu of any fractional Share valued at the Settlement Price on the relevant Valuation Date.

Share Delivery Quantity:
For any Settlement Date, a number of Shares, as calculated by the Calculation Agent, equal to the Net Share Settlement Amount for such Settlement Date divided by the Settlement Price on the Valuation Date for such Settlement Date.

The Share Delivery Quantity shall be delivered by Company to Dealer no later than 12:00 noon (New York City time) on the relevant Settlement Date.
Net Share Settlement Amount:

For any Settlement Date, an amount equal to the product of (i) the number of Warrants exercised or deemed exercised on the relevant Exercise Date, (ii) the Strike Price Differential for the relevant Valuation Date and (iii) the Warrant Entitlement.

Settlement Price:
For any Valuation Date, and subject to “Expiration Dates” above, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page DT <equity> AQR (or any successor thereto) in respect of the regular trading session (including any extensions thereof but without regard to pre-open or after hours trading outside of such regular trading session) on such Valuation Date (or if such price is unavailable or manifestly incorrect, the market value of one Share on such Valuation Date, as determined by the Calculation Agent in good faith and in a commercially reasonable manner based on generally available market data for transactions of this type using, if practicable, a volume-weighted methodology).

Settlement Dates:
As determined pursuant to Section 9.4 of the Equity Definitions, subject to Section 9(j) hereof; provided that Section 9.4 of the Equity Definitions is hereby amended by (i) inserting the words “or cash” immediately following the word “Shares” in the first line thereof and (ii) inserting the words “for the Shares” immediately following the words “Settlement Cycle” in the second line thereof.

Other Applicable Provisions:

In the event Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.11 and 9.12 of the Equity Definitions will be applicable, as if Physical Settlement applied to the Transaction.

Representation and Agreement:

Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Dealer in the event of Net Share Settlement may be, upon delivery, subject to restrictions and limitations arising from Company’s status as Issuer of the Shares under applicable securities laws.

Cash Settlement:
If Cash Settlement is applicable, then on the relevant Cash Settlement Payment Date, Company shall pay to Dealer an amount of cash in USD equal to the Net Share Settlement Amount for such Cash Settlement Payment Date.

3.Additional Terms applicable to the Transaction.
Adjustments applicable to the Transaction:

Method of Adjustment:
Calculation Agent Adjustment; provided that the parties hereto agree that none of the following shall constitute Potential Adjustment Events: (i) any Share repurchases by Company, whether pursuant to Rule 10b-18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), Rule 10b5-1 of the Exchange Act, or pursuant to forward contracts or accelerated stock repurchase contracts or similar derivatives transactions on customary terms, at prevailing market prices, volume-weighted average prices or discounts thereto, provided that the aggregate purchase price of all such Share repurchases, including those effected pursuant to forward contracts, accelerated stock repurchase contracts or similar derivatives, does not exceed 25% of the market capitalization of the Issuer (measured at the Effective Date), (ii) repurchases of shares from directors, officers and employees in connection with the exercise of options or tax withholding obligations, (iii) the termination or settlement by the Issuer of any call options, forward purchases or accelerated share purchase agreements with respect to the Shares, (iv) repurchases, exchanges or other settlement of Dynatrace LLC’s 0.00% Exchangeable Senior Notes due 2031 and (v) underwritten public offerings by the Issuer of its securities. For the avoidance of doubt, in making any adjustments under the Equity Definitions, the Calculation Agent may make adjustments, if any, to any one or more of the Strike Price, the Number of Warrants, the Daily Number of Warrants, the Warrant Entitlement and the composition of the Shares. Notwithstanding the foregoing, any cash dividends or distributions on the Shares, whether or not extraordinary, shall be governed by Section 9(e) of this Confirmation in lieu of Article 10 or Section 11.2(c) of the Equity Definitions. For the avoidance of doubt, Calculation Agent Adjustment and the provisions in Section 9(e) of this Confirmation shall continue to apply until the obligations of the parties (including any obligations of Company pursuant to Section 9(o)(ii) of this Confirmation) under the Transaction have been satisfied in full.

Extraordinary Events applicable to the Transaction:
New Shares:
Section 12.1(i) of the Equity Definitions is hereby amended (a) by deleting the text in clause (i) thereof in its entirety (including the word “and” following clause (i)) and replacing it with the phrase “publicly quoted, traded or listed (or whose related depositary receipts are publicly quoted, traded or listed) on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors)” and (b) by inserting immediately prior to the period the phrase “and (iii) of an entity or person that is a corporation organized under the laws of the United States, any State thereof or the District of Columbia”.

Consequence of Merger Events:
Merger Event:
Applicable; provided that if an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 9(g)(ii)(B) of this Confirmation, the provisions of Section 9(g)(ii)(B) will apply.

Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)
Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Dealer may elect, in its commercially reasonable judgment, Component Adjustment for all or any portion of the Transaction.

Consequence of Tender Offers:
Tender Offer:
Applicable; provided that if an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and Additional Termination Event under Section 9(g)(ii)(A) of this Confirmation, the provisions of Section 9(g)(ii)(A) will apply; and provided further that the definition of “Tender Offer” in Section 12.1(d) of the Equity Definitions is hereby amended by replacing the phrase “greater than 10%” with “greater than 25%”.

Share-for-Share:	Modified Calculation Agent Adjustment
Share-for-Other:	Modified Calculation Agent Adjustment
Share-for-Combined:	Modified Calculation Agent Adjustment
Announcement Event:
If (w) an Announcement Date occurs in respect of a Merger Event (for the avoidance of doubt, determined without regard to the language in the definition of “Merger Event” following the definition of “Reverse Merger” therein) or Tender Offer or any transaction or event that, if consummated, would lead to a Merger Event or Tender Offer, (x) Company, any subsidiary of Company or any agent of Company makes a public announcement of Company’s intention to solicit or enter into, or to explore strategic alternatives or other similar undertaking that may include a Merger Event or Tender Offer, (y) there occurs a public announcement by (1) any Valid Third-Party Entity in respect of the relevant transaction, (2) the Issuer or (3) any subsidiary or agent of the Issuer, in each case, of any potential acquisition or disposition by Issuer and/or its subsidiaries where the aggregate consideration exceeds 35% of the market capitalization of Issuer as of the date of such announcement (a “Material Transaction”) or (z) there occurs any subsequent public announcement by Company, any of its subsidiaries, any of its agents or any Valid Third-Party Entity of a change to a transaction or intention that is the subject of an announcement of the type described in clause (w), (x) or (y) of this sentence (including, without limitation, a new announcement, whether or not by the same party, relating to such a transaction or intention or the announcement of a withdrawal from, or the abandonment or discontinuation of, such a transaction or intention) (in each case, whether such announcement is made by Company, its subsidiaries, its agents or a Valid Third-Party Entity) (any event described in clause (w), (x), (y) or (z), an “Announcement Event”), then on one or more occasions (each, an “Announcement Event Adjustment Date”) on or after the date of the Announcement Event and prior to the Expiration Date, any Early Termination Date and/or any other date of cancellation in respect of each Warrant, the Calculation Agent will determine the economic effect on such Warrant of the Announcement Event (regardless of whether the Announcement Event actually results in a Merger Event, Tender Offer or Material Transaction, as the case may be, and taking into account such factors as the Calculation Agent may determine, including, without limitation, changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or the Transaction, whether prior to or after the Announcement Event or for any period of time, including, without limitation, the period from the Announcement Event to the relevant Announcement Event Adjustment Date).

If the Calculation Agent determines that such economic effect on any Warrant is material, then on the Announcement Event Adjustment Date for such Warrant, the Calculation Agent shall make such adjustment to the exercise, settlement, payment or any other terms of such Warrant as the Calculation Agent determines appropriate to account for such economic effect. For the avoidance of doubt, the occurrence of an Announcement Event with respect to any transaction or intention shall not preclude the occurrence of a later Announcement Event with respect to such transaction or intention; provided that if the Calculation Agent shall make any adjustment to the terms of any Warrant upon the occurrence of a particular Announcement Event, then the Calculation Agent shall make an adjustment to the terms of that same Warrant upon any announcement prior to the Announcement Event Adjustment Date regarding the abandonment of any such event that gave rise to the original Announcement Event.

Valid Third-Party Entity:

In respect of any transaction, any third party that has a bona fide intent to enter into or consummate such transaction (it being understood and agreed that in determining whether such third party has such a bona fide intent, the Calculation Agent may take into consideration the effect of the relevant announcement by such third party on the Shares and/or options relating to the Shares).

Announcement Date:
The definition of “Announcement Date” in Section 12.1(l) of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (iv) inserting the words “by Company, any subsidiary of Company, any agent of Company or any Valid Third-Party Entity” after the word “announcement” in the second and the fourth lines thereof and (v) inserting the word “potential” following the words “in the case of a” at the beginning of clauses (i) and (ii) therein.

Modified Calculation Agent Adjustment:

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Company being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Company and the issuer of the Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:
Change in Law:
Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (ii) by adding the phrase “and/or Hedge Position” after the word “Shares” in clause (X) thereof and (iii) by immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date”; and provided further that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the parenthetical beginning after the word “regulation” in the second line thereof with the phrase “(including, for the avoidance of doubt and without limitation, (x) any tax law or (y) adoption or promulgation of new regulations authorized or mandated by existing statute)”. Notwithstanding anything to the contrary in the Equity Definitions (x) a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions shall not constitute a Change in Law and instead shall constitute an Increased Cost of Hedging as described in Section 12.9(a)(vi) of the Equity Definitions and (y) any determination of whether a Change in Law described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions has occurred shall be consistently applied by the affected party across transactions similar to the Transaction and for counterparties similar to the relevant counterparty.

Failure to Deliver:	Not Applicable
Insolvency Filing:	Applicable
Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following sentence at the end of such Section:

“For the avoidance of doubt, (i) the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk, and (ii) any such transactions or assets referred to in clause (A) or (B) above must be available on commercially reasonable pricing terms.”; and (ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

For the avoidance of doubt, if (x) the Hedging Party is unable, after using commercially reasonable efforts, to borrow (or maintain a borrowing of) Shares with respect to the Transaction in an amount equal to the Hedging Shares (not to exceed the number of Shares underlying the Transaction) at a rate equal to or less than the Maximum Stock Loan Rate (it being understood that the rate to borrow Shares shall be determined by the Hedging Party assuming the Hedging Party maintains a commercially reasonable share borrowing arrangement) or (y) the Hedging Party would incur a rate to borrow Shares in respect of the Transaction that is greater than the Initial Stock Loan Rate (it being understood that the rate to borrow Shares shall be determined by the Hedging Party assuming the Hedging Party maintains a commercially reasonable share borrowing arrangement), then such inability or incurrence, as the case may be, shall be governed by Section 12.9(b)(iv) of the Equity Definitions or Section 12.9(b)(v) of the Equity Definitions, as applicable (each as modified hereby), and Section 12.9(b)(iii) of the Equity Definitions shall not apply to such inability or incurrence.

Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event will a Hedging Disruption occur solely due to the deterioration of the creditworthiness of the Hedging Party relative to other comparable financial institutions.

Increased Cost of Hedging:

Applicable (including, for the avoidance of doubt, with respect to a “Change in Law” described in clause (Y) of Section 12.9(a)(ii) of the Equity Definitions as set forth in the last sentence opposite the caption “Change in Law” above); provided that the following parenthetical shall be inserted immediately following the word “expense” in the third line of Section 12.9(a)(vi) of the Equity Definitions: “(including, for the avoidance of doubt, the incurrence of any stock borrow expense in excess of Hedging Party’s expectation as of the Trade Date, other than to the extent resulting from an Increased Cost of Stock Borrow)”.

Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event will an Increased Cost of Hedging occur solely due to the deterioration of the creditworthiness of the Hedging Party relative to other comparable financial institutions.

Loss of Stock Borrow:
Applicable, it being understood that the rate to borrow Shares shall be determined by the Hedging Party assuming the Hedging Party maintains a commercially reasonable share borrowing arrangement. For the avoidance of doubt, if an event occurs that constitutes both an Increased Cost of Stock Borrow and a Loss of Stock Borrow, in respect of such event, the provisions set forth in Section 12.9(b)(iv) of the Equity Definitions (as modified hereby) shall apply, and the provisions set forth in Section 12.9(b)(v) of the Equity Definitions shall not apply.

Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event will a Loss of Stock Borrow occur solely due to the deterioration of the creditworthiness of the Hedging Party relative to other comparable financial institutions.

Maximum Stock Loan Rate:	200 basis points
Increased Cost of Stock Borrow:	Applicable, it being understood that the rate to borrow Shares shall be determined by the Hedging Party assuming the Hedging Party maintains a commercially reasonable share borrowing arrangement.

Notwithstanding anything to the contrary herein or in the Equity Definitions, in no event will an Increased Cost of Stock Borrow occur solely due to the deterioration of the creditworthiness of the Hedging Party relative to other comparable financial institutions.

Initial Stock Loan Rate:	0 basis points until September 1, 2031 and 25 basis points thereafter.
Hedging Party:	For all applicable Additional Disruption Events, Dealer.
Determining Party:	For all applicable Extraordinary Events, Dealer. All determinations, calculations and adjustments by Determining Party shall be made in good faith and in a commercially reasonable manner.

Following any calculation by Determining Party or Hedging Party hereunder, upon written request by Company, Determining Party or Hedging Party will provide to Company by email to the email address provided by Company in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation and specifying the particular section of the Confirmation pursuant to which such calculation or determination is being made (and in the event that more than one section of the Confirmation would permit Determining Party or Hedging Party to make an adjustment upon the occurrence of a specific event, then Determining Party or Hedging Party shall specify the particular section number pursuant to which Determining Party or Hedging Party is making the adjustment hereunder) and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request; provided, however, that in no event will the foregoing constitute a waiver or relinquishment of any of the rights of Hedging Party, the Determining Party or Dealer hereunder or prohibit any such party from exercising any of its rights otherwise exercisable hereunder; and provided further that in no event will Determining Party or Hedging Party be obligated to share with Company any proprietary or confidential data or information or any proprietary or confidential models used by it or any information that is subject to an obligation not to disclose such information.

Hedging Adjustment:
Whenever the Calculation Agent, Determining Party, Hedging Party or Dealer is permitted or required to make an adjustment, calculation or determination pursuant to the terms of this Confirmation or the Equity Definitions to take into account the effect of an event, the Calculation Agent, Determining Party, Hedging Party or Dealer, as the case may be, shall make such adjustment, calculation or determination, if any, in a commercially reasonable manner by reference to the effect of such event on Dealer assuming that Dealer maintains a commercially reasonable hedge position.

Non-Reliance:	Applicable
Agreements and Acknowledgments Regarding Hedging Activities:	Applicable
Additional Acknowledgments:	Applicable

4.Calculation Agent. Dealer; provided that following the occurrence and during the continuance of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five Exchange Business Days following notice to the Calculation Agent by Company of such failure, Company shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the first date the Calculation Agent fails to timely make such calculation, adjustment or determination or to perform such obligation, as the case may be, and ending on the earlier of the Early Termination Date with respect to such Event of Default and the date on which such Event of Default is no longer continuing, as the Calculation Agent. All calculations and determinations by the Calculation Agent shall be made in good faith and in a commercially reasonable manner. Following any calculation by the Calculation Agent hereunder, upon written request by Company, the Calculation Agent will provide to Company by email to the email address provided by Company in such written request a report (in a commonly used file format for the storage and manipulation of financial data) displaying in reasonable detail the basis for such calculation and shall use commercially reasonable efforts to provide such written explanation within five (5) Exchange Business Days from the receipt of such request; provided, however, that in no event will Dealer be obligated to share with Company any proprietary or confidential data or information or any proprietary or confidential models used by it or any information that is subject to an obligation not to disclose such information.
5.Account Details.
(a)Account for payments to Company:
To be provided by Company.
Account for delivery of Shares from Company:
To be provided by Company.
(b)Account for payments to Dealer:
[_________]
Account for delivery of Shares to Dealer:
To be provided by Dealer.
6.Offices.
(a)The Office of Company for the Transaction is: Inapplicable, Company is not a Multibranch Party.
(b)The Office of Dealer for the Transaction is: [_________].
7.Notices.
(a)Address for notices or communications to Company:

[_________]

(b)Address for notices or communications to Dealer:
[_________]

8.Representations, Warranties and Covenants of Company and Dealer.
I.Representations of Company. Company hereby represents and warrants to Dealer that each of the representations and warranties of Company set forth in Section 1 of the Purchase Agreement (the “Purchase Agreement”), dated as of August 17, 2026, among Company, Dynatrace LLC and Goldman Sachs & Co. LLC, BofA Securities, Inc., Morgan Stanley & Co. LLC and BMO Capital Markets Corp., as representatives of the Initial Purchasers party thereto (the “Initial Purchasers”), are true and correct and are hereby deemed to be repeated to Dealer as if set forth herein. Company hereby further represents, warrants and covenants to Dealer on the date hereof, on and as of the Premium Payment Date and, in the case of the representations, warranties and covenants in Section 8(I)(a), at all times until termination of the Transaction, that:
(a)A number of Shares equal to the Maximum Number of Shares (as defined below) (the “Warrant Shares”) have been reserved for issuance by all required corporate action of Company. The Warrant Shares have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrants following the exercise of the Warrants in accordance with the terms and conditions of the Warrants, will be validly issued, fully-paid and non-assessable, and the issuance of the Warrant Shares will not be subject to any preemptive or similar rights. Company represents and warrants to Dealer that the Maximum Number of Shares is equal to or less than the number of authorized but unissued Shares of Company that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Maximum Number of Shares (such Shares, the “Available Shares”). Company shall not take any action to decrease the number of Available Shares below the Maximum Number of Shares.
(b)Company is not and, after consummation of the transactions contemplated hereby, will not be required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(c)Company is not, on the date hereof, in possession of any material non-public information with respect to Company or the Shares.
(d)To Company’s knowledge, no U.S. state or local law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares, other than any regulation that Dealer would be subject to as a result of it being a regulated entity under various applicable U.S. laws, including U.S. securities laws and FINRA.
(e)Company (i) is an “institutional account” as defined in FINRA Rule 4512(c); (ii) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities, and will exercise independent judgment in evaluating the recommendations of Dealer or its associated persons; and (iii) will notify Dealer if any of the statements contained in clause (i) or (ii) of this Section 8(I)(e) ceases to be true.
(f)Without limiting the generality of Section 13.1 of the Equity Definitions, Company acknowledges that neither Dealer nor any of its affiliates is making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements).
(g)Company is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or in violation of the Exchange Act.
(h)On the Trade Date and the Premium Payment Date (i) the value of the total assets of the Company is greater than the sum of the total liabilities (including contingent liabilities) and the capital (as such terms are defined in Section 154 and Section 244 of the General Corporation Law of the State of Delaware) of the Company, (ii) the capital of the Company is adequate to conduct the business of the Company, and the Company’s entry into the Transaction will not impair its capital, (iii) the Company has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature, (iv) the Company will be able to continue as a going concern; and (v) the Company is not “insolvent” (as such term is defined under Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)).
(i)Company understands that notwithstanding any other relationship between Company and Dealer and its affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Company and Dealer or its affiliates, Dealer or its affiliate is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.
(j)The assets of Company do not constitute “plan assets” under the Employee Retirement Income Security Act of 1974, as amended, the Department of Labor Regulations promulgated thereunder or similar law.
(k)[Company represents and warrants that it has received, read and understands the OTC Options Risk Disclosure Statement and a copy of the most recent disclosure pamphlet prepared by The Options Clearing Corporation entitled “Characteristics and Risks of Standardized Options”.]5
II.Eligible Contract Participants. Each of Company and Dealer represents that it is an “eligible contract participant” (as such term is defined in Section 1a(18) of the Commodity Exchange Act, as amended, other than a person that is an eligible contract participant under Section 1a(18)(C) of the Commodity Exchange Act).
III.Private Placement Representations. Each of Dealer and Company acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act, by virtue of Section 4(a)(2) thereof. Accordingly, Dealer represents and warrants to Company that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, and (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.
9.Other Provisions.
(a)Opinions. On or prior to the Premium Payment Date, Company shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date, with respect to the matters set forth in Section 3(a) of the Agreement and Section 8(I)(b) of this Confirmation. Delivery of such opinion to Dealer shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.
(b)Repurchase Notices. Company shall, on any day on which Company effects any repurchase of Shares, promptly give Dealer a written notice of such repurchase (a “Repurchase Notice”) on such day if following such
5 To be included for broker-dealer.

repurchase, the number of outstanding Shares as determined on such day, is (i) less than [__]6 million (in the case of the first such notice) or (ii) thereafter more than [__]7 million less than the number of Shares included in the immediately preceding Repurchase Notice; provided that Company may provide Dealer with advance notice on or prior to any such day to the extent it expects that repurchases effected on such day may result in an obligation to deliver a Repurchase Notice (which advance notice shall be deemed a Repurchase Notice); provided further that Company shall not deliver any material non-public information to any employee of Dealer unless that employee has been identified to Company as being on the “private side”. The parties agree that Company’s obligation to provide any Repurchase Notice relating to a repurchase of Shares shall be satisfied by notice to Dealer of Company’s related corporate authorization to repurchase such Shares or by notice of the implementation of a stock repurchase plan, forward contract, accelerated stock repurchase contract or similar transaction; provided that Company acknowledges and agrees that Dealer may, but is not required to, assume that the maximum number of Shares permitted to be repurchased pursuant to such authorization, plan, contract or transaction will be repurchased on the date on which such authorization, plan, contract or transaction becomes effective, subject to adjustments thereto as Dealer determines appropriate to account for the market price with respect to the Shares, Potential Adjustment Events and other corporate transactions with respect to Company or the Shares and such other factors as Dealer, acting in a good faith and commercially reasonable manner, determines relevant. Company agrees to indemnify and hold harmless Dealer and its affiliates and their respective officers, directors, employees, affiliates, advisors, agents and controlling persons (each, an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider”, including without limitation, any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to the Transaction), claims, damages, judgments, liabilities, expenses and fees (including reasonable attorney’s fees), joint or several, which an Indemnified Person may become subject to, as a result of Company’s failure to provide Dealer with a Repurchase Notice on the day and in the manner specified in this paragraph, and to reimburse, within 30 days, upon written request, each of such Indemnified Persons for any reasonable legal or other expenses incurred in connection with investigating, preparing for, providing testimony or other evidence in connection with or defending any of the foregoing. If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against the Indemnified Person as a result of Company’s failure to provide Dealer with a Repurchase Notice in accordance with this paragraph, such Indemnified Person shall promptly notify Company in writing, and Company, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others Company may designate in such proceeding and shall pay the reasonable fees and expenses of such counsel related to such proceeding. Company shall not be liable for any settlement of any proceeding contemplated by this paragraph that is effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, Company agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment. Company shall not, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding contemplated by this paragraph that is in respect of which any Indemnified Person is or expects to be a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding on terms reasonably satisfactory to such Indemnified Person. If the indemnification provided for in this paragraph is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages, liabilities, expenses or fees referred to therein, then Company, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages, liabilities, expenses or fees. The remedies provided for in this paragraph are not exclusive and shall not limit any rights or remedies that may otherwise be available to any Indemnified Person at law or in equity. The indemnity and contribution agreements contained in this paragraph shall remain operative and in full force and effect regardless of the termination of the Transaction.
6 Insert the number of Shares outstanding that would cause Dealer’s current position in the Warrants (including the number of Warrants if the greenshoe is exercised in full) and any other outstanding call options of the Dealer with the highest applicable percentage to increase by 0.5%. To be based on Dealer with highest Applicable Percentage.
7 Insert the number of Shares that, if repurchased, would cause Dealer’s current position in the Warrants (including the number of Warrants if the greenshoe is exercised in full) and any other outstanding call options of the Dealer with the highest applicable percentage to increase by a further 0.5% from the threshold for the first Repurchase Notice. To be based on Dealer with highest Applicable Percentage.

(c)Regulation M. Company is not on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Company, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Company shall not, until the second Scheduled Trading Day immediately following the Effective Date, engage in any such distribution.
(d)Transfer or Assignment; Designation of Affiliates.
(i)Company may not transfer any of its rights or obligations under the Transaction without the prior written consent of Dealer. Dealer may, without Company’s consent, transfer or assign all or any part of its rights or obligations under the Transaction to any third party; provided that after any such transfer or assignment, Company shall not be required to pay or deliver to the transferee or assignee on any payment date or delivery date a payment amount or a number of Shares under Section 2(d)(i)(4) of the Agreement greater than the payment amount or number of Shares that Company would have been required to pay to Dealer in the absence of such transfer or assignment, except to the extent that the greater payment amount or number of Shares is due to a Change in Tax Law after the date of such transfer or assignment; and provided further that Dealer shall cause the transferee or assignee to deliver to the Company one duly executed and completed applicable Internal Revenue Service Form W-8 or Form W-9 (or successor thereto); and provided further that Dealer shall provide prompt written notice to Company following any such Transfer. If at any time at which (A) the Section 16 Percentage exceeds 8.0%, (B) the Warrant Equity Percentage exceeds 14.5%, or (C) the Share Amount exceeds the Applicable Share Limit (if any applies) (any such condition described in clauses (A), (B) or (C), an “Excess Ownership Position”), Dealer, acting in good faith, is unable after using its commercially reasonable efforts to effect a transfer or assignment of Warrants to a third party on pricing terms reasonably acceptable to Dealer and within a time period reasonably acceptable to Dealer such that no Excess Ownership Position exists, then Dealer may designate any Exchange Business Day as an Early Termination Date with respect to a portion of the Transaction (the “Terminated Portion”), such that following such partial termination no Excess Ownership Position exists. In the event that Dealer so designates an Early Termination Date with respect to a Terminated Portion, a payment shall be made pursuant to Section 6 of the Agreement as if (1) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants underlying the Terminated Portion, (2) Company were the sole Affected Party with respect to such partial termination and (3) the Terminated Portion were the sole Affected Transaction (and, for the avoidance of doubt, the provisions of Section 9(j) shall apply to any amount that is payable by Company to Dealer pursuant to this sentence as if Company was not the Affected Party). The “Section 16 Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Dealer and any of its affiliates or any other person subject to aggregation with Dealer for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, or any “group” (within the meaning of Section 13 of the Exchange Act) of which Dealer is or may be deemed to be a part beneficially owns (within the meaning of Section 13 of the Exchange Act), without duplication, on such day (or, to the extent that for any reason the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such higher number) and (B) the denominator of which is the number of Shares outstanding on such day. The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Company, and (B) the denominator of which is the number of Shares outstanding. The “Share Amount” as of any day is the number of Shares that Dealer and any person whose ownership position would be aggregated with that of Dealer (Dealer or any such person, a “Dealer Person”) under any law, rule, regulation, regulatory order or organizational documents or contracts of Company that are, in each case, applicable to ownership of Shares, including without limitation, under state or federal banking laws (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion. The “Applicable Share Limit” means a number of Shares equal to (A) the minimum number of Shares that could give rise to reporting or registration obligations or other requirements (including obtaining prior approval from any person or entity) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under any Applicable Restriction, as determined by Dealer in its commercially reasonable discretion, minus (B) 1% of the number of Shares outstanding.

(ii)Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities, or make or receive any payment in cash, to or from Company, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities, or make or receive such payment in cash, and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Company to the extent of any such performance.
(e)Dividends. If at any time during the period from and including the Effective Date, to and including the last Expiration Date (or, if any Deficit Shares are owed pursuant to Section 9(o)(ii) of this Confirmation, such later date on which Company’s obligations under this Transaction have been satisfied in full), an ex-dividend date for a cash dividend or cash distribution occurs with respect to the Shares (an “Ex-Dividend Date”), then the Calculation Agent will adjust any of the Strike Price, Number of Warrants, Daily Number of Warrants and/or any other variable relevant to the exercise, settlement or payment of the Transaction in good faith and in a commercially reasonable manner to preserve the fair value of the Warrants after taking into account such dividend or distribution.
(f)[Conduct Rules. Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.]8
(g)Additional Provisions.
(i)Amendments to the Equity Definitions and Agreement:
(A)Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative” and replacing them with the words “a material”; and adding the phrase “or Warrants” at the end of the sentence.
(B)Section 11.2(c) of the Equity Definitions is hereby amended by (w) replacing the words “a diluting or concentrative” with “a material” in the fifth line thereof, (x) adding the phrase “or Warrants” after the words “the relevant Shares” in the same sentence, (y) deleting the words “diluting or concentrative” in the sixth to last line thereof and (z) deleting the phrase “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing it with the phrase “(provided that, solely in the case of Sections 11.2(e)(i), (ii)(A) and (iv), no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares but, for the avoidance of doubt, solely in the case of Sections 11.2(e)(ii)(B) through (D), (iii), (v), (vi) and (vii) adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares).”
(C)Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “that may have a diluting or concentrative effect on the theoretical value of” and replacing them with the word “that is the result of a corporate action by Company that has a material economic effect on”; and adding the phrase “or Warrants” at the end of the sentence.
(D)Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) the occurrence of any of the events specified in Section 5(a)(vii)(1) through (9) of the ISDA Master Agreement with respect to that Issuer.”
(E)Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); (B) replacing “will lend” with “lends” in subsection (B); and (C) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; “Lending
8 Include as applicable for dealer.

Party” means a third party that is not Company or an affiliate of Company that Dealer considers to be an acceptable counterparty (acting in good faith and in a reasonable manner in light of (x) other transactions that Dealer (or its agent or affiliate) may have entered into with such party and (y) any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements or related policies and procedures are imposed by law or have been voluntarily adopted by Dealer) that apply generally to transactions of a nature and kind similar to the transactions contemplated with such party).
(F)Section 12.9(b)(v) of the Equity Definitions is hereby amended by:
(x)    adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and
(y)(1)    deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C), (3) deleting the penultimate sentence in its entirety and replacing it with the sentence “The Hedging Party will determine the Cancellation Amount payable by one party to the other in a commercially reasonable manner.” and (4) deleting clause (X) in the final sentence.
    (G)    Section 12.9(b)(vi) of the Equity Definitions is hereby amended by:
(x)    adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and
(y)(1)    deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) deleting the final sentence in its entirety and replacing it with the sentence “The Hedging Party will determine in good faith and in a commercially reasonable manner the Cancellation Amount payable by one party to the other.”
(H) Section 12(a) of the Agreement is hereby amended by (1) deleting the phrase “or email” in the third line thereof and (2) deleting the phrase “or that communication is delivered (or attempted) or received, as applicable, after the close of business on a Local Business Day” in the final clause thereof.
(ii)Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of one of the following events, with respect to the Transaction, (1) Dealer shall have the right to designate such event an Additional Termination Event and designate an Early Termination Date pursuant to Section 6(b) of the Agreement, (2) Company shall be deemed the sole Affected Party with respect to such Additional Termination Event and (3) the Transaction, or, at the election of Dealer in its sole reasonable discretion, any portion of the Transaction, shall be deemed the sole Affected Transaction; provided that if Dealer so designates an Early Termination Date with respect to a portion of the Transaction, (a) a payment shall be made pursuant to Section 6 of the Agreement as if an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Warrants equal to the number of Warrants included in the terminated portion of the Transaction, and (b) for the avoidance of doubt, the Transaction shall remain in full force and effect except that the Number of Warrants shall be reduced by the number of Warrants included in such terminated portion:
(A)Except in connection with transactions described in clause (B) below, a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than Company, its direct or indirect wholly owned subsidiaries and its and their employee benefit plans, has become, and files a Schedule TO (or any successor schedule, form or report) or any schedule, form or report under the Exchange Act that discloses that such “person” or “group” has become, the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of Shares representing more than 50% of the voting power of the Shares, unless such beneficial ownership arises solely as a result of a revocable proxy delivered in response to a public proxy or consent solicitation made pursuant to the applicable rules and regulations under the Exchange Act and is not also then reportable on Schedule 13D or Schedule 13G (or any successor schedule) under the Exchange Act regardless of whether such a filing has actually been made; provided that no “person” or “group” shall be deemed to be the beneficial owner of any securities tendered pursuant to a tender or exchange offer made by or on behalf of such “person” or “group” until such tendered securities are accepted for purchase or exchange under such offer.
(B)The consummation of (I) any recapitalization, reclassification or change of the Shares (other than a change to par value, or from par value to no par value, or changes resulting from a subdivision or combination) as a result of which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets; (II) any share exchange, consolidation or merger of Company pursuant to which the Shares will be converted into cash, securities or other property or assets; or (III) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Company and its subsidiaries, taken as a whole, to any person other than one or more of Company’s direct or indirect wholly owned subsidiaries.
Notwithstanding the foregoing, any transaction or transactions set forth in this clause (B) shall not constitute an Additional Termination Event if at least 90% of the consideration received or to be received by holders of the Shares, excluding cash payments for fractional Shares and cash payments made in respect of dissenters’ appraisal rights, in connection with such transaction or transactions consists of shares of common equity (or American depositary shares representing shares of common equity) that are listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors) or will be so listed or quoted when issued or exchanged in connection with such transaction or transactions and as a result of such transaction or transactions, the Shares will consist of such consideration, excluding cash payments for fractional Shares and cash payments made in respect of dissenters’ appraisal rights.
(C)The Company’s stockholders or Dynatrace LLC’s sole member or holders of Dynatrace LLC’s equity interests, as the case may be, approve any plan or proposal for the liquidation or dissolution of Company or Dynatrace LLC, as applicable.
(D)The Shares cease to be listed or quoted on any of The New York Stock Exchange, The Nasdaq Global Select Market or The Nasdaq Global Market (or any of their respective successors).
(E)Default by Company, Dynatrace LLC or any of the Company’s “significant subsidiaries” (as defined below) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed with a principal amount in excess of USD 150,000,000 (or its foreign currency equivalent) in the aggregate of the Company, Dynatrace LLC and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity date or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable (after the expiration of all applicable grace periods) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and in the cases of clauses (i) and (ii), such acceleration shall not have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 days after written notice to Company.
A “significant subsidiary” is a subsidiary that is a “significant subsidiary” as defined in Article 1, Rule 1-02(w) of Regulation S-X promulgated by the Securities and Exchange Commission (or any successor rule); provided that, if and to the extent paragraph (w)(1)(iii)(A)(2) does not apply to the determination of whether the income test in paragraph (w)(1)(iii) is met, in the case of a subsidiary that meets the criteria of clause (1)(iii) of the definition thereof but not clause (1)(i) or (1)(ii) thereof, in each case as such rule is in effect on the Trade Date, such subsidiary shall not be deemed to be a significant subsidiary unless the subsidiary’s income from continuing operations before income taxes, exclusive of amounts attributable to any non-controlling interests and after intercompany eliminations, for the last completed fiscal year prior to the date of such determination exceeds USD 75,000,000. For the avoidance of doubt, for purposes of this definition, to the extent any such subsidiary would not be deemed to be a “significant subsidiary” under the relevant definition set forth in Article 1, Rule 1-02(w) of Regulation S-X (or any successor rule) as in effect on the relevant date of determination, such subsidiary shall not be deemed to be a “significant subsidiary” under this Confirmation irrespective of whether such subsidiary would otherwise be deemed to be a “significant subsidiary” after giving effect to the proviso in the immediately preceding sentence.

(F)Dealer determines in a good faith and reasonable manner, based on the advice of counsel, that it is necessary or appropriate to terminate a portion of the Transaction so that Dealer’s related commercially reasonable hedging activities will comply with applicable securities laws, rules or regulations or related policies and procedures of Dealer generally applicable to corporate equity derivatives transactions (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer (provided that such requirements, policies and procedures relate to regulatory issues and are generally applicable in similar situations and are applied in a consistent manner to similar transactions)), or Dealer, despite using commercially reasonable efforts, is unable or reasonably determines that it is impractical or illegal to effect a commercially reasonable hedge with respect to this Transaction in the public market without registration under the Securities Act or as a result of any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer (provided that such requirements, policies and procedures relate to regulatory issues and are generally applicable in similar situations and are applied in a consistent manner to similar transactions)).
(G)The occurrence, with respect to Dynatrace LLC (or its successor), of any event described in Section 5(a)(vii) of the Agreement.
(iii)Notwithstanding anything to the contrary in the Equity Definitions, if, as a result of an Extraordinary Event, the Transaction would be cancelled or terminated (whether in whole or in part) pursuant to Article 12 of the Equity Definitions, an Additional Termination Event (with the Transaction (or portions thereof) being the Affected Transaction and Company being the sole Affected Party) shall be deemed to occur, and, in lieu of Sections 12.7, 12.8 and 12.9 of the Equity Definitions, Section 6 of the Agreement shall apply to such Affected Transaction.
(h)No Collateral or Setoff. Notwithstanding any provision of the Agreement or any other agreement between the parties to the contrary, the obligations of Company hereunder are not secured by any collateral. Obligations under the Transaction shall not be set off by Company against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise.
(i)Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.
If (a) an Early Termination Date (whether as a result of an Event of Default or a Termination Event) occurs or is designated with respect to the Transaction or (b) the Transaction is cancelled or terminated upon the occurrence of an Extraordinary Event (except as a result of (i) a Nationalization, Insolvency or Merger Event in which the consideration to be paid to all holders of Shares consists solely of cash, (ii) a Merger Event or Tender Offer that is within Company’s control or (iii) an Event of Default in respect of which Company is the Defaulting Party or a Termination Event in which Company is the Affected Party other than an Event of Default of the type described in Section 5(a)(iii), (v), (vi), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b) of the Agreement, in each case that resulted from an event or events outside Company’s control), and if Company would owe any amount to Dealer pursuant to Section 6(d)(ii) of the Agreement or any Cancellation Amount or other amount payable pursuant to Article 12 of the Equity Definitions (any such amount, a “Payment Obligation”), Company shall satisfy the Payment Obligation by the Share Termination Alternative (as defined below), unless (a) Company gives irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than 12:00 p.m. (New York City time) on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable, of its election that the Share Termination Alternative shall not apply, (b) Company remakes the representation set forth in Section 8(I)(c) as of the date of such election and (c) Dealer agrees, in its sole commercially reasonable discretion, to such election, in which case the provisions of Section 6(d)(ii) of the Agreement shall apply.

Share Termination Alternative:

If applicable, Company shall deliver to Dealer the Share Termination Delivery Property on the date (the “Share Termination Payment Date”) on which the Payment Obligation would otherwise be due pursuant to Section 6(d)(ii) of the Agreement, subject to Section 9(j)(i) below, in satisfaction, subject to Section 9(j)(ii) below, of the relevant Payment Obligation, in the manner reasonably requested by Dealer free of payment.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the relevant Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the amount of Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price (without giving effect to any discount pursuant to Section 9(j)(i)).

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means. In the case of a Private Placement of Share Termination Delivery Units that are Restricted Shares (as defined below), as set forth in Section 9(j)(i) below, the Share Termination Unit Price shall be determined by the discounted price applicable to such Share Termination Delivery Units. In the case of a Registration Settlement of Share Termination Delivery Units that are Restricted Shares (as defined below) as set forth in Section 9(j)(ii) below, notwithstanding the foregoing, the Share Termination Unit Price shall be the Settlement Price on the Merger Date, Tender Offer Date, Announcement Date (in the case of a Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable. The Calculation Agent shall notify Company of the Share Termination Unit Price at the time of notification of such Payment Obligation to Company or, if applicable, at the time the discounted price applicable to the relevant Share Termination Units is determined pursuant to Section 9(j)(i).

Share Termination Delivery Unit:

One Share or, if all Shares have changed into cash or any other property or the right to receive cash or any other property as the result of a Nationalization, Insolvency or Merger Event (any such cash or other property, the “Exchange Property”), a unit consisting of the type and amount of Exchange Property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency or Merger Event. If such Nationalization, Insolvency or Merger Event involves a choice of Exchange Property to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Failure to Deliver:	Inapplicable
Other Applicable Provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.11 and 9.12 (as modified above) of the Equity Definitions will be applicable as if Physical Settlement applied to the Transaction and the provisions set forth opposite the caption “Representation and Agreement” in Section 2 will be applicable.

(j)Registration/Private Placement Procedures. If, in the good faith and reasonable opinion of Dealer, based on the advice of counsel, following any delivery of Shares or Share Termination Delivery Property to Dealer hereunder, such Shares or Share Termination Delivery Property would be in the hands of Dealer subject to any applicable restrictions with respect to any registration or qualification requirement or prospectus delivery requirement for such Shares or Share Termination Delivery Property pursuant to any applicable federal or state securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act) (such Shares or Share Termination Delivery Property, “Restricted Shares”), then delivery of such Restricted Shares shall be effected pursuant to either clause (i) or (ii) below at the election of Company, unless Dealer waives the need for registration/private placement procedures set forth in (i) and (ii) below. Notwithstanding the foregoing, solely in respect of any Daily Number of Warrants exercised or deemed exercised on any Expiration Date, Company shall elect, prior to the first Settlement Date for the first applicable Expiration Date, a Private Placement Settlement or Registration Settlement for all deliveries of Restricted Shares for all such Expiration Dates, which election shall be applicable to all remaining Settlement Dates for such Warrants and the procedures in clause (i) or clause (ii) below shall apply for all such delivered Restricted Shares on an aggregate basis commencing after the final Settlement Date for such Warrants. The Calculation Agent shall make good faith and commercially reasonable adjustments to settlement terms and provisions under this Confirmation to reflect a single Private Placement or Registration Settlement for such aggregate Restricted Shares delivered hereunder.
(i)If Company elects to settle the Transaction pursuant to this clause (i) (a “Private Placement Settlement”), then delivery of Restricted Shares by Company shall be effected in customary private placement procedures with respect to such Restricted Shares commercially reasonably acceptable to Dealer; provided that Company may not elect a Private Placement Settlement if, on the date of its election, it has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Company to Dealer (or any affiliate designated by Dealer) of the Restricted Shares or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Restricted Shares by Dealer (or any such affiliate of Dealer). The Private Placement Settlement for such Restricted Shares shall include such customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Restricted Shares by Dealer), and such other documentation, in each case as is customary for private placement agreements of companies of comparable size, maturity and line of business; provided that that, no “comfort letter” or accountants’ consent shall be required to be delivered in connection with any Private Placement Settlement. In the case of a Private Placement Settlement, Dealer shall determine the appropriate discount to the Share Termination Unit Price (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(i) above) or any Settlement Price (in the case of settlement of Shares pursuant to Section 2 above) applicable to such Restricted Shares in a commercially reasonable manner and appropriately adjust the number of such Restricted Shares to be delivered to Dealer hereunder, which discount shall only take into account the illiquidity resulting from the fact that the Restricted Shares will not be registered for resale and any commercially reasonable fees and expenses of Dealer (and any affiliate thereof) in connection with such resale. Notwithstanding anything to the contrary in the Agreement or this Confirmation, the date of delivery of such Restricted Shares shall be the Exchange Business Day following notice by Dealer to Company, of such applicable discount and the number of Restricted Shares to be delivered pursuant to this clause (i). For the avoidance of doubt, delivery of Restricted Shares shall be due as set forth in the previous sentence and not be due on the Share Termination Payment Date (in the case of settlement of Share Termination Delivery Units pursuant to Section 9(i) above) or on the Settlement Date for such Restricted Shares (in the case of settlement in Shares pursuant to Section 2 above).
(ii)If Company elects to settle the Transaction pursuant to this clause (ii) (a “Registration Settlement”), then Company shall promptly (but in any event no later than the beginning of the Resale Period) file and use its reasonable best efforts to make effective under the Securities Act a registration statement or supplement or amend an outstanding registration statement in form and substance reasonably satisfactory to Dealer, to cover the resale of such Restricted Shares in accordance with customary resale registration procedures, including covenants, conditions, representations, commercially reasonable underwriting discounts (if applicable), commercially reasonable commissions (if applicable), indemnities due diligence rights, opinions and certificates, and such other documentation as is customary for equity resale underwriting agreements of companies of comparable size, maturity and line of business, all commercially reasonably acceptable to Dealer. If Dealer, in its good faith and commercially reasonable discretion, is not satisfied with such procedures and documentation or, in its discretion, is not satisfied with results of a customary due diligence investigation, then Private Placement Settlement shall apply. If Dealer is satisfied with such procedures and documentation, it shall sell the Restricted Shares pursuant to such registration statement during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Restricted Shares (which, for the avoidance of doubt, shall be (x) the Share Termination Payment Date in case of settlement in Share Termination Delivery Units pursuant to Section 9(i) above or (y) the Settlement Date in respect of the final Expiration Date for all Daily Number of Warrants) and ending on the Exchange Business Day on which Dealer completes the sale of all Restricted Shares in a commercially reasonable manner or, in the case of settlement of Share Termination Delivery Units, a sufficient number of Restricted Shares so that the realized net proceeds of such sales equals or exceeds the Payment Obligation (as defined above). If the Payment Obligation exceeds the realized net proceeds from such resale, Company shall transfer to Dealer by the open of the regular trading session on the Exchange on the Exchange Business Day immediately following such resale the amount of such excess (the “Additional Amount”) in cash or in a number of Shares (“Make-whole Shares”) in an amount that, based on the Settlement Price on such day (as if such day was the “Valuation Date” for purposes of computing such Settlement Price), has a dollar value equal to the Additional Amount. The Resale Period shall continue to enable the sale of the Make-whole Shares. If Company elects to pay the Additional Amount in Shares, the requirements and provisions for Registration Settlement shall apply. This provision shall be applied successively until the Additional Amount is equal to zero. In no event shall Company deliver a number of Restricted Shares greater than the Maximum Number of Shares. Following the Resale Period, Dealer shall promptly return to Company any Shares or Share Termination Delivery Units not sold or required to be sold to realize net proceeds equal to the Payment Obligations.
(iii)Without limiting the generality of the foregoing, Company agrees that (A) any Restricted Shares delivered to Dealer may be transferred by and among Dealer and its affiliates and Company shall effect such transfer without any further action by Dealer and (B) after the period of 6 months from the Trade Date if at the time the informational requirements of Rule 144(c) under the Securities Act have been satisfied by the Company (or 1 year from the Trade Date if, at such time, informational requirements of Rule 144(c) under the Securities Act are not satisfied with respect to Company) has elapsed in respect of any Restricted Shares delivered to Dealer, unless Dealer is an affiliate of Company at such time or has been an affiliate of Company in the immediately preceding three months, Company shall promptly remove, or cause the transfer agent for such Restricted Shares to remove, any legends referring to any such restrictions or requirements from such Restricted Shares upon request by Dealer (or such affiliate of Dealer) to Company or such transfer agent, without any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer). Notwithstanding anything to the contrary herein, to the extent the provisions of Rule 144 of the Securities Act or any successor rule are amended, or the applicable interpretation thereof by the Securities and Exchange Commission or any court change after the Trade Date, the agreements of Company herein shall be deemed modified to the extent necessary, in the opinion of outside counsel of Company, to comply with Rule 144 of the Securities Act, as in effect at the time of delivery of the relevant Shares or Share Termination Delivery Property.
(iv)If the Private Placement Settlement or the Registration Settlement shall not be effected as set forth in clauses (i) or (ii), as applicable, then failure to effect such Private Placement Settlement or such Registration Settlement shall constitute an Event of Default with respect to which Company shall be the Defaulting Party.
(k)Limit on Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement, the Equity Definitions or this Confirmation, Dealer may not exercise any Warrant hereunder, in no event shall Dealer be entitled to receive or take delivery of any Shares deliverable hereunder (or be deemed to so receive or so take delivery), and Automatic Exercise shall not apply with respect to any Warrant hereunder, in each case, to the extent (but only to the extent) that, after such receipt or delivery of any Shares upon the exercise of such Warrant or otherwise hereunder [and after taking into account any Shares deliverable to Dealer under the letter agreement dated August 17, 2026 between Dealer and Company regarding Base Warrants (the “Base Warrant Confirmation”)]9, (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. Any purported delivery hereunder shall be void and have no effect to the extent (but only to the extent) that, after such delivery [and after taking into account any Shares deliverable to Dealer under the Base Warrant
9 Include in Additional Warrant Confirmation.

Confirmation]10, (i) the Section 16 Percentage would exceed 8.0%, or (ii) the Share Amount would exceed the Applicable Share Limit. If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of this provision, Company’s obligation to make such delivery shall not be extinguished and Company shall make such delivery as promptly as practicable after, but in no event later than one Business Day after, Dealer gives notice to Company that, after such delivery, (i) the Section 16 Percentage would not exceed 8.0%, and (ii) the Share Amount would not exceed the Applicable Share Limit. For the avoidance of doubt, in no case would the Company be obligated to pay such additional amount in cash.
(l)Share Deliveries. Notwithstanding anything to the contrary herein, Company agrees that any delivery of Shares or Share Termination Delivery Property shall be effected by book-entry transfer through the facilities of DTC, or any successor depositary, if at the time of delivery, such class of Shares or class of Share Termination Delivery Property is in book-entry form at DTC or such successor depositary.
(m)Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.
(n)Tax Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Company and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Company relating to such tax treatment and tax structure.
(o)Maximum Share Delivery.
(i)Notwithstanding any other provision of this Confirmation, the Agreement or the Equity Definitions, in no event will Company at any time be required to deliver a number of Shares greater than the Maximum Number of Shares to Dealer in connection with the Transaction (including, without limitation, any Shares deliverable to Dealer as a result of any early termination of the Transaction). The “Maximum Number of Shares” means a number of Shares equal to the product of (x) the Number of Warrants multiplied by (y) the Warrant Entitlement multiplied by (z) two.
(ii)In the event Company shall not have delivered to Dealer the full number of Shares or Restricted Shares otherwise deliverable by Company to Dealer pursuant to the terms of the Transaction because Company has insufficient authorized but unissued Shares that are not reserved for other transactions (such deficit, the “Deficit Shares”), Company shall be continually obligated to deliver, from time to time, Shares or Restricted Shares, as the case may be, to Dealer until the full number of Deficit Shares have been delivered pursuant to this Section 9(o)(ii), when, and to the extent that, (A) Shares are repurchased, acquired or otherwise received by Company or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (B) authorized and unissued Shares previously reserved for issuance in respect of other transactions become no longer so reserved or (C) Company additionally authorizes any unissued Shares that are not reserved for other transactions; provided that in no event shall Company deliver any Shares or Restricted Shares to Dealer pursuant to this Section 9(o)(ii) to the extent that such delivery would cause the aggregate number of Shares and Restricted Shares delivered to Dealer to exceed the Maximum Number of Shares. Company shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (A), (B) or (C) and the corresponding number of Shares or Restricted Shares, as the case may be, to be delivered) and promptly deliver such Shares or Restricted Shares, as the case may be, thereafter.
(p)Submission to Jurisdiction. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT
10 Include in Additional Warrant Confirmation.

FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.
(q)Right to Extend. Dealer may postpone or add, in whole or in part, any Expiration Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Daily Number of Warrants with respect to one or more Expiration Dates) if Dealer determines, in its commercially reasonable judgment, that such extension is reasonably necessary or appropriate to preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or other relevant market or to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer (provided that such requirements, policies and procedures relate to regulatory issues and are generally applicable in similar situations and are applied in a consistent manner to similar transactions); provided further that in no event shall Dealer have the right to extend any Expiration Date by more than 40 Exchange Business Days.
(r)Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Company with respect to the Transaction that are senior to the claims of common stockholders of Company in any United States bankruptcy proceedings of Company; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Company of its obligations and agreements with respect to the Transaction; provided further that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.
(s)Securities Contract; Swap Agreement. The parties hereto intend for (i) the Transaction to be a “securities contract” and a “swap agreement” as defined in the Bankruptcy Code, and the parties hereto to be entitled to the protections afforded by, among other Sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code, (ii) a party’s right to liquidate the Transaction and to exercise any other remedies upon the occurrence of any Event of Default under the Agreement with respect to the other party to constitute a “contractual right” as described in the Bankruptcy Code, and (iii) each payment and delivery of cash, securities or other property hereunder to constitute a “margin payment” or “settlement payment” and a “transfer” as defined in the Bankruptcy Code.
(t)Wall Street Transparency and Accountability Act. In connection with Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), the parties hereby agree that neither the enactment of WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or any regulation under the WSTAA (or any such statute), nor any requirement under WSTAA (or any statute containing any legal certainty provision similar to Section 739 of the WSTAA) or an amendment made by WSTAA (or any such statute), shall limit or otherwise impair either party’s otherwise applicable rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, an Excess Ownership Position, or Illegality (as defined in the Agreement)).
(u)Agreements and Acknowledgements Regarding Hedging. Company understands, acknowledges and agrees that: (A) at any time on and prior to the last Expiration Date, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Issuer shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the Settlement Prices; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the Settlement Prices, each in a manner that may be adverse to Company.
(v)Early Unwind. In the event the sale of the [“Firm Securities”]11[“Additional Securities] 12 (as defined in the Purchase Agreement) is not consummated with the Initial Purchasers for any reason, or Company fails to deliver to Dealer opinions of counsel as required pursuant to Section 9(a), in each case by 5:00 p.m. (New York City time) on the Premium Payment Date, or such later date as agreed upon by the parties (the Premium Payment Date or such later date the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Company under the Transaction shall be cancelled and terminated and (ii) each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of the other party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Each of Dealer and Company represents and acknowledges to the other that upon an Early Unwind, all obligations with respect to the Transaction shall be deemed fully and finally discharged.
(w)Payment by Dealer. In the event that, following payment of the Premium, (i) an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Company an amount calculated under Section 6(e) of the Agreement, or (ii) Dealer owes to Company, pursuant to Section 12.7 or Section 12.9 of the Equity Definitions, an amount calculated under Section 12.8 of the Equity Definitions, such amount shall be deemed to be zero.
(x)Delivery or Receipt of Cash. For the avoidance of doubt, other than receipt of the Premium by Company, nothing in this Confirmation shall be interpreted as requiring Company to cash settle the Transaction, except in circumstances where cash settlement is within Company’s control (including, without limitation, where Company elects to deliver or receive cash, or where Company has made Private Placement Settlement unavailable due to the occurrence of events within its control) or in those circumstances in which holders of Shares would also receive cash.
(y)Listing of Warrant Shares. Company shall have submitted an application for the listing of the Warrant Shares on the Exchange, and such application and listing shall have been approved by the Exchange, subject only to official notice of issuance, in each case, on or prior to the Premium Payment Date. Company agrees and acknowledges that such submission and approval shall be a condition precedent for the purpose of Section 2(a)(iii) of the Agreement with respect to each obligation of Dealer under Section 2(a)(i) of the Agreement.
(z)Tax Matters.
(i)Payee Tax Representations:
(A)For the purpose of Section 3(f) of the Agreement, Company makes the following representation to Dealer:
Company is (i) a corporation for U.S. federal income tax purposes (ii) organized under the laws of the State of Delaware and (iii) a U.S. person (as that term is defined in Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”) and Section 1.1441-4(a)(3)(ii) of the United States Treasury Regulations.
(B)For the purpose of Section 3(f) of the Agreement, Dealer makes the following representation to Company:
[__________]13
11 Insert for Base Warrant Confirmation.
12 Insert for Additional Warrant Confirmation.
13 To be replaced with standard representation provided by Dealer.

(ii)Tax Documentation. Company shall provide to Dealer a valid, duly executed, complete United States Internal Revenue Service Form W-9 (or successor thereto) and Dealer shall provide to Company, as applicable, a valid, duly executed, complete United States Internal Revenue Service Form [__________]14 (or successor thereto), (i) on or before the date of execution of this Confirmation and (ii) promptly upon learning that any such tax form previously provided by it has become obsolete or incorrect. Additionally, each party shall, promptly upon request by the other party, provide such other tax forms and documents reasonably requested by the other party.
(iii)Withholding Tax imposed on payments to non-U.S. counterparties under the United States Foreign Account Tax Compliance provisions of the HIRE Act. “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the Code, any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”). For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(iv)Section 871(m). “Indemnifiable Tax”, as defined in Section 14 of the Agreement, shall not include any tax imposed on payments treated as dividends from sources within the United States under Section 871(m) of the Code or any regulations issued thereunder (an “871(m) Withholding Tax”). For the avoidance of doubt, an 871(m) Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.
(aa)Governing Law. THE AGREEMENT, THIS CONFIRMATION AND ALL MATTERS ARISING IN CONNECTION WITH THE AGREEMENT AND THIS CONFIRMATION SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE, OTHER THAN TITLE 14 OF THE NEW YORK GENERAL OBLIGATIONS LAW).
(ab)Amendment. This Confirmation and the Agreement may not be modified, amended or supplemented, except in a written instrument signed by Company and Dealer.
(ac)Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page by facsimile or electronic transmission (e.g. “pdf” or “tif”), or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law, e.g., www.docusign.com, shall be effective as delivery of a manually executed counterpart hereof.
(ad)[U.S. Resolution Stay Protocol. The parties acknowledge and agree that (i) to the extent that prior to the date hereof both parties have adhered to the 2018 ISDA U.S. Resolution Stay Protocol (the “Protocol”), the terms of the Protocol are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Protocol Covered Agreement, the Dealer shall be deemed a Regulated Entity and the Company shall be deemed an Adhering Party; (ii) to the extent that prior to the date hereof the parties have executed a separate agreement the effect of which is to amend the qualified financial contracts between them to conform with the requirements of the QFC Stay Rules (the “Bilateral Agreement”), the terms of the Bilateral Agreement are incorporated into and form a part of the Agreement, and for such purposes the Agreement shall be deemed a Covered Agreement, Dealer shall be deemed a Covered Entity and the Company shall be deemed a Counterparty Entity; or (iii) if clause (i) and clause (ii) do not apply, the terms of Section 1 and Section 2 and the related defined terms (together, the “Bilateral Terms”) of the form of bilateral template entitled “Full-Length Omnibus (for use between U.S. G-SIBs and Corporate Groups)” published by ISDA on November 2, 2018 (currently available on the 2018 ISDA U.S. Resolution Stay Protocol page at www.isda.org and, a copy of which is available upon request), the effect of which is to amend the qualified financial contracts between the parties thereto to conform with the requirements of the QFC Stay Rules, are hereby incorporated into and form a part of the Agreement, and for such
14 Include appropriate tax document for Dealer.

purposes the Agreement shall be deemed a “Covered Agreement,” Dealer shall be deemed a “Covered Entity” and the Company shall be deemed a “Counterparty Entity.” In the event that, after the date of the Agreement, both parties hereto become adhering parties to the Protocol, the terms of the Protocol will replace the terms of this paragraph. In the event of any inconsistencies between the Agreement and the terms of the Protocol, the Bilateral Agreement or the Bilateral Terms (each, the “QFC Stay Terms”), as applicable, the QFC Stay Terms will govern. Terms used in this paragraph without definition shall have the meanings assigned to them under the QFC Stay Rules. For purposes of this paragraph, references to “the Agreement” include any related credit enhancements entered into between the parties or provided by one to the other. In addition, the parties agree that the terms of this paragraph shall be incorporated into any related covered affiliate credit enhancements, with all references to Dealer replaced by references to the covered affiliate support provider. “QFC Stay Rules” means the regulations codified at 12 C.F.R. 252.2, 252.81–8, 12 C.F.R. 382.1-7 and 12 C.F.R. 47.1-8, which, subject to limited exceptions, require an express recognition of the stay-and-transfer powers of the FDIC under the Federal Deposit Insurance Act and the Orderly Liquidation Authority under Title II of the Dodd Frank Wall Street Reform and Consumer Protection Act and the override of default rights related directly or indirectly to the entry of an affiliate into certain insolvency proceedings and any restrictions on the transfer of any covered affiliate credit enhancements.]15
(ae)[Insert other applicable Dealer agency language or other boilerplate.]
[Signature Pages Follow]

15 Insert Dealer’s preferred QFC language, if applicable.

Company hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Company with respect to the Transaction, by manually or electronically signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.
Very truly yours,
[DEALER]
By:
Name:
Title:

[By:
Name:
Title:    ]

[Signature Page to [Base][Additional] Warrant Confirmation]

Accepted and confirmed as of the Trade Date:
DYNATRACE, INC.
By:
Name:
Title:

[Signature Page to [Base][Additional] Warrant Confirmation]

Annex A
The Expiration Dates and the Daily Number of Warrants for each Expiration Date are set forth below.

Expiration Date	Daily Number of Warrants
December 1, 2031	[_____]
December 2, 2031	[_____]
December 3, 2031	[_____]
December 4, 2031	[_____]
December 5, 2031	[_____]
December 8, 2031	[_____]
December 9, 2031	[_____]
December 10, 2031	[_____]
December 11, 2031	[_____]
December 12, 2031	[_____]
December 15, 2031	[_____]
December 16, 2031	[_____]
December 17, 2031	[_____]
December 18, 2031	[_____]
December 19, 2031	[_____]
December 22, 2031	[_____]
December 23, 2031	[_____]
December 24, 2031	[_____]
December 26, 2031	[_____]
December 29, 2031	[_____]
December 30, 2031	[_____]
December 31, 2031	[_____]
January 2, 2032	[_____]
January 5, 2032	[_____]
January 6, 2032	[_____]
January 7, 2032	[_____]
January 8, 2032	[_____]
January 9, 2032	[_____]
January 12, 2032	[_____]
January 13, 2032	[_____]
January 14, 2032	[_____]
January 15, 2032	[_____]
January 16, 2032	[_____]
January 20, 2032	[_____]
January 21, 2032	[_____]
January 22, 2032	[_____]
January 23, 2032	[_____]
January 26, 2032	[_____]
January 27, 2032	[_____]
January 28, 2032	[_____]
Annex A – 1

Annex A – 2